EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 22, 2013, relating to the financial statements and financial statement schedule of Chambers Street Properties, and the effectiveness of Chambers Street Properties’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Chambers Street Properties for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

November 6, 2013